     Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy retains Yet2.com

CALGARY, Alberta

(Thursday March 25, 2010) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that it has retained the services of yet2.com, a global marketplace leader for technology that creates mutually beneficial partnerships between companies leveraging new technology and paths to market. Yet2.com’s corporate mission is to enable companies to capture the full value of their intellectual assets, often through ‘large –small’ and ‘small – large’ partnerships .

Ben du Pont, President of yet2.com, and his team will be responsible to source and develop business partnerships to further develop Wescorp’s 100% owned, patented H2Omaxx water remediation technology. Yet2.com will also work to find and develop potential customers, advise on fundraising strategies, and assist in developing corporate strategy.

“Investments in water technologies are growing as society is increasing its emphasis on recycling and reducing our demand for water. The water industry is quickly becoming a focal point of many investment funds. Yet2.com is very excited that Wescorp’s H2Omaxx water remediation technology may offer substantial market advantages. We are hopeful H20maxx can create rewarding business opportunities for yet2’s world class customers located around the globe”, stated Ben du Pont, President of Yet2.com. “Yet2.com will prioritize Wescorp’s assets and devise exploitation strategies to increase the industry’s exposure to this technology, with the intent of increasing shareholder value.”

Ben du Pont is co-founder and President of Yet2.com. Prior to funding Yet2.com, Ben spent 14 years with DuPont in a variety of leadership positions. He has a BS Mechanical Engineering from Tufts University, and is a director of Morgan Stanley Capital Index. He has been the recipient of the Jefferson Awards, recognizing the highest achievement award for public service in the United States. Yet2.com has offices in Boston, Liverpool, Tokyo and Wilmington, Delaware.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is a water technology development company focused on implementing their H2Omaxx water remediation technology into applicable industries.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Dave LeMoine
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: dlemoine@wescorpenergy.com
Website: www.wescorpenergy.com